SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)*

                            Thomas Properties Group, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    884453101
                                 (CUSIP Number)

                                  June 30, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 18  Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 884453101                      13G             Page 2 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II, L.P.
                              13-4064404
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                687,286
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                687,286
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                687,286
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                4.8%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 3 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Institutional Partners, L.P.
                              13-4094401
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                724,584
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                724,584
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                724,584
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 4 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Realty Fund, L.P.
                              36-4448215
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                602,526
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                602,526
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                602,526
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]

-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                4.2%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 5 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Institutional Fund, L.P.
                              77-0597412
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                304,999
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                304,999
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 304,999
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 6 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.

            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Advisors, L.L.C.
                              13-4094399
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,319,395
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,319,395
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,319,395
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT

             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                16.2%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 7 of 18 Pages
---------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Bridge Realty Advisors, L.L.C.
                              36-4448205
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                907,525
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-

REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                907,525
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  907,525
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                6.3%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 8 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Management, L.P.
                              13-4094397
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                361,505
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  361,505
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  361,505
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.5%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 9 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Zankel Management GP, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                361,505
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  361,505
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                0
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 361,505
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.2%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 10 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Arthur Zankel
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,680,900
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,680,900
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,680,900
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                18.7%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 11 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              David O'Connor
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,680,900
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,680,900
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,680,900
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                18.7%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 884453101                      13G             Page 12 of 18 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Thomas Properties Group, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at

515 South Flower Street, Sixth Floor
Los Angeles, CA  90071

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) High Rise Partners II, L.P., a Delaware limited partnership ("HRP"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) High Rise Institutional Partners, L.P., a Delaware limited partnership ("HRIP" and together with HRP, the "High Rise Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

        (iii) Cedar Bridge Realty Fund, L.P., a Delaware limited partnership ("CBR"), with respect to shares of Common Stock (as defined in Item 2(d) below)

directly owned by it;

             (iv) Cedar Bridge Institutional Fund, L.P. a Delaware limited partnership ("CBI" and together with CBR, the "Cedar Bridge Partnerships" and together with HRP, HRIP and CBR, the "Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (v) High Rise Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of the High Rise Partnerships and as sole managing member of Bridge Realty Advisors, L.L.C., with respect to shares of Common Stock as defined in Item 2(d) below) directly owned by each of the Partnerships;

          (vi) Bridge Realty Advisors, L.L.C., a Delaware limited liability company (the "CB General Partner"), which serves as the general partner to the Cedar Bridge Partnerships, with respect to shares of Common Stock
(as defined in Item 2(d) below) directly owned by each of the Cedar Bridge Partnerships;

            (vii) High Rise Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by managed accounts.

CUSIP No. 884453101                      13G             Page 13 of 18 Pages

       (viii) Zankel Management GP L.L.C, a Delaware limited liability company which serves as the general partner to the Investment Manager and has investment discretion over the securities held by managed accounts.

      (ix) Mr. Arthur Zankel ("Mr. Zankel") who serves as the managing member of the General Partner, the CB General Partner, Zankel Management GP L.L.C. and senior managing partner of the Investment Manager, with respect to shares of Common Stock owned by the Partnerships, certain other managed accounts and individually.

            (x) Mr. David O'Connor ("Mr. O'Connor") who serves as managing member of the General Partner and the CB General Partner and President of the Investment manager, with respect to shares of Common Stock owned by the Partnerships, certain other managed accounts and individually.

     The Partnerships, the General Partner, the CB General Partner, the Investment Manager, Zankel Management GP L.L.C, Mr. Zankel and
Mr. O'Connor are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 535 Madison Avenue
26th Floor
New York, NY 10022.

Item 2(c).     Citizenship:

   Each of the Partnerships, the General Partner, the CB General Partner and the Investment Manager is organized under the laws of the State of Delaware. Messrs. Zankel and O'Connor are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     884453101

CUSIP No. 884453101                      13G             Page 14 of 18 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or(c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
              Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule
              13d-1(b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
            Company Act of 1940,
    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]


Item 4.   Ownership.

     A. High Rise Partners II, L.P.
          (a) Amount beneficially owned: 687,286
          (b) Percent of class: 4.8%
              The percentages used herein and in the
              rest of this Schedule 13G are calculated based upon the 14,342,841 shares of Common Stock issued and outstanding as reflected in the Company's Form 10- Q for the quarterly period ended March 31, 2005.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 687,286
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                 687,286

     B. High Rise Institutional Partners, L.P.
          (a) Amount beneficially owned: 724,584
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 724,584
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                724,584

CUSIP No. 884453101                      13G            Page 15 of 18 Pages


    C. Cedar Bridge Realty Fund, L.P.
          (a) Amount beneficially owned: 602,526
          (b) Percent of class: 4.2%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 602,526
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                   602,526

     D. Cedar Bridge Institutional Fund, L.P.
          (a) Amount beneficially owned: 304,999
          (b) Percent of class: 2.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 304,999
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  304,999

     E. High Rise Capital Advisors, L.L.C.
          (a) Amount beneficially owned: 2,319,395
          (b) Percent of class: 16.2%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 2,319,395
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  2,319,395

    F. Bridge Realty Advisors, L.L.C.
          (a) Amount beneficially owned: 907,525
          (b) Percent of class: 6.3%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 907,525
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  907,525

     G. High Rise Capital Management, L.P.
          (a) Amount beneficially owned: 361,505
          (b) Percent of class: 2.5%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 361,505
              (ii) Shared power to vote or direct the vote:-
              (iii) Sole power to dispose or direct the disposition:
                  361,505
              (iv) Shared power to dispose or direct the disposition: -

CUSIP No. 884453101                      13G            Page 16 of 18 Pages

   H. Zankel Management GP L.L.C.
          (a) Amount beneficially owned: 361,505
          (b) Percent of class: 2.5%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 361,505
              (ii) Shared power to vote or direct the vote:-
              (iii) Sole power to dispose or direct the disposition:
                  361,505
              (iv) Shared power to dispose or direct the disposition: -


      I. Arthur Zankel

          (a) Amount beneficially owned: 2,680,900
          (b) Percent of class: 18.7%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 2,680,900
              (iii) Sole power to dispose or direct the disposition:
                    0
              (iv) Shared power to dispose or direct the disposition:
                  2,680,900

      J. David O'Connor
          (a) Amount beneficially owned: 2,680,900
          (b) Percent of class: 18.7%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 2,680,900
              (iii) Sole power to dispose or direct the disposition:
                    0
              (iv) Shared power to dispose or direct the disposition:
                   2,680,900


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 884453101                      13G            Page 17 of 18 Pages


Item 6. Ownership of More than Five Percent on Behalf of Another Person. Each of the High Rise Partnerships are private investment partnerships, the sole general partner of which is the General Partner.
As the sole general partner of each of the High Rise Partnerships, the General Partner has the power to vote and dispose of the Securities owned by each of the High Rise Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing members of the General Partner are Arthur Zankel and David O'Connor.


Each of the Cedar Bridge Partnerships are private investment partnerships, the sole general partner of which is the CB General Partner. As the sole general partner of each of the Cedar Bridge Partnerships, the CB General Partner has the power to vote and dispose of the Securities owned by each of the Cedar Bridge Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of the CB General Partner is the General Partner. The managing members of the General Partner are Arthur Zankel and David O'Connor.

Pursuant to an investment advisory contract, High Rise Capital Management, L.P. currently has the power to vote and dispose of the Securities held for the account of certain managed accounts and, accordingly, may be deemed the "beneficial owner" of such Securities. The general partner of High Rise

Capital Management, L.P. is Zankel Management GP L.L.C. Arthur Zankel is managing member of Zankel Management GP L.L.C. David O'Connor is the President of High Rise Capital Management, L.P. and shares investment management duties with Mr. Zankel.




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 884453101                      13G            Page 18 of 18 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  July 1, 2005
                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC,
                                       for itself and as
                           (i) the general partner of High Rise Partners II,L.P.
                           (ii) the general partner of High Rise Institutional
                                  Partners, L.P.
                           (iii) the managing member of Bridge Realty Advisors,
                                L.L.C, as general partner of:
                                 (A) Cedar Bridge Realty Fund, L.P.; and
                                 (B) Cedar Bridge Institutional Fund, L.P. and
                           (b) High Rise Capital Management, L.P.
                                 for itself and as the investment
                                 manager of the Partnerships and
                                 separate accounts

                             /s/ Arthur Zankel
                            -------------------------------------
                            Arthur Zankel
                            Individually;
                            And as the managing member of Zankel
                            Management GP L.L.C.